UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2024

Serina Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(Address of principal executive offices)

(256) 327-9630

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SER	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On September 8, 2024, the Board of Directors (the “Board”) of Serina Therapeutics, Inc. (the “Company”) appointed Steven Ledger, the current Interim Chief Executive Officer of the Company, to be the Company’s Chief Executive Officer. Mr. Ledger has served as the Company’s Interim Chief Executive Officer and a Class II Director since March 2024. Prior to that, Mr. Ledger served as the Chief Financial Officer of the Company’s predecessor from June 2021, and as a member of the predecessor’s Board from December 2022. Mr. Ledger has more than 35 years of experience as an investor, board member, advisor, and in operational roles with early-stage companies. From 2018 to the present, Mr. Ledger has served as Managing Partner of Form & Fiction Ventures, Inc. (“FFV”), a venture studio that launches and invests in startup and seed stage companies focused on socially responsible initiatives. Mr. Ledger is a co-founder and board director of Entourage Genomics, Inc., a bioinformatics software company formed by FFV in June 2023. From 2018 to February 2022, Mr. Ledger served as an advisor at Caldwell Sutter Capital, Inc., an SEC registered broker dealer and investment management firm focused on value-based equity and debt securities. From 2002 to 2012, Mr. Ledger was the founder and managing member of Tamalpais Partners, LLC, the general partner to funds focused on special situations in the small capitalization public equity markets. Mr. Ledger received a B.A. in Economics from the University of Connecticut.

In connection with his appointment as Chief Executive Officer, the Company and Mr. Ledger entered into an employment agreement that provides for an annual base salary of $450,000 and an annual incentive compensation opportunity of up to 50% of base salary, subject to the discretion of the Board. Mr. Ledger’s base salary will automatically increase to $500,000 annually, and he will receive a one-time cash bonus upon the attainment of certain strategic goals. In addition, Mr. Ledger received a grant of 501,851 options to purchase Common Stock of the Company, which is granted to, and is governed by and subject in all respects to, the terms and conditions of the 2024 Equity Incentive Plan and the Non-Qualified Stock Option Agreement entered into by and between the Company and Mr. Ledger. 75% of the options will vest over time upon Mr. Ledger’s continued employment with the Company, with an initial vesting of 47,049 shares on March 9, 2025 and the remainder vesting ratably monthly thereafter over a four-year vesting period. The remaining 25% of the options will only vest upon the achievement of certain strategic goals as well as Mr. Ledger’s continued employment with the Company, upon the same vesting schedule as the other options.

The employment agreement restricts Mr. Ledger’s ability to compete with the Company for two years after employment, and to solicit employees of the Company for 18 months after employment. If Mr. Ledger is terminated by the Company without cause, Mr. Ledger will receive 12 months of base salary and a pro-rated bonus equal to at least one-half of his full annual bonus opportunity. The employment agreement will continue indefinitely until terminated by either party.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the text of the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Employment Agreement, effective as of September 9, 2024, among Serina Therapeutics, Inc., Serina Therapeutics (AL), Inc. and Steve Ledger.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERINA THERAPEUTICS, INC.

Date: September 12, 2024	By:	/s/ Steve Ledger
Chief Executive Officer